Exhibit 10.19

Compensation Terms for Scott McNealy

Mr. McNealy will continue to receive his current annual base salary and shall continue to be subject to his current bonus terms under the Bonus Plan through the remainder of fiscal year 2006. Effective on the first day of Sun’s fiscal 2007, July 1, 2006, Mr. McNealy will receive an annual base salary of $1,000,000 and his annual bonus target under the Bonus Plan will be 150% of his annual base salary.

Mr. McNealy will also be granted, effective April 27, 2006, the following equity-based compensation under the 1990 Plan:

•	an option to purchase 2,100,000 shares of Sun Common Stock at an exercise price equal to the per-share fair market value on the date of grant, which shall vest at a rate of 20% per year over five years; and

•	350,000 restricted stock units, which shall vest pursuant to certain performance criteria.

Mr. McNealy will continue to participate in Sun’s employee benefit programs, including the VP Severance Plan. Mr. McNealy will also continue to be a party to Sun’s standard forms of Chief Executive Officer Change of Control Agreement and Indemnification Agreement.

Mr. McNealy shall continue to be eligible for the Amended FY04 Officer Bonus Plan for the Chief Executive Officer. Under this plan, Mr. McNealy will receive a bonus of $625,000 for fiscal 2004 if Sun achieves three consecutive quarters of operating profitability and year over year revenue growth on or by the end of fiscal 2007.

Finally, Sun will continue to provide Mr. McNealy with private jet access for business use.